Exhibit (14)(b)

INDEPENDENT AUDITORS’ CONSENT

Worldwide DollarVest Fund, Inc.:

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 Registration Statement No. 333-37288 on Form N-14 of Merrill Lynch Americas Income Fund, Inc. of our report dated January 5, 2000 appearing in the annual report to shareholders of Worldwide DollarVest Fund, Inc. for the year ended November 30, 1999, and to the reference to us under the captions “COMPARISON OF THE FUNDS – Financial Highlights” and “EXPERTS” appearing in the Proxy Statement and Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP Princeton, New Jersey July 7, 2000